Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Real Industry, Inc. Amended and Restated 2015 Equity Award Plan of our report dated July 22, 2014, with respect to the combined and consolidated financial statements of Global Recycling and Specification Alloys (Carve-Out of Certain Operations of Aleris Corporation) included in the Current Report on Form 8-K of Real Industry, Inc. (formerly known as Signature Group Holdings, Inc.) dated November 17, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

June 5, 2015